FOR IMMEDIATE RELEASE
CONTACT:
Ann Parker
Director of Corporate Communications
(605) 988-1000
communications@lodgenet.com
LODGENET ENTERTAINMENT NAMES SCOTT E. YOUNG
SENIOR VICE PRESIDENT, CHIEF MARKETING OFFICER
     SIOUX FALLS, S.D. (August 23, 2006) — LodgeNet Entertainment Corporation (NASD: LNET), the world leader in interactive TV and broadband solutions to hotels, today announced the appointment of Scott E. Young as Senior Vice President, Chief Marketing Officer.
     Young joins LodgeNet following a seven-year tenure with Best Buy Corporation. Most recently, Young was Vice President of Merchandising, Music, a position in which he was responsible for Best Buy’s retail and online MP3, CD, Mobile Audio and Digital Music businesses. In prior positions at Best Buy, Young was responsible for developing and managing new entertainment services businesses and was part of the leadership team that launched BestBuy.com. Prior to joining Best Buy, Young held executive positions in a number of entertainment companies, including serving as Vice President of Strategic Marketing for BMG Entertainment, Vice President of Special Markets and Business Development for Priority Records and Managing Director of Merchandising for Ticketmaster. A native of Pennsylvania, Young earned his bachelor’s degree from Yale University and his MBA from the Anderson Graduate School of Management at UCLA.
     “We are extremely pleased to welcome Scott to LodgeNet as we continue expanding our business to reach new audiences and capitalize on new revenue opportunities,” said Scott C. Petersen, LodgeNet President and CEO. “Scott adds significant value to our organization through his in-depth understanding of entertainment marketing and his experience in establishing and growing customer-centric touchpoints with a strong emphasis on interactive media.”
About LodgeNet
     LodgeNet Entertainment Corporation (www.lodgenet.com) is the world leader in interactive TV and broadband solutions to hotels throughout the United States and Canada as well as select international markets. These services include on-demand movies, on-demand games, music and music videos, subscription sports programming and television on-demand programming, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. LodgeNet provides service to more than one million interactive hotel rooms and serves more than 6,000 hotel properties worldwide. LodgeNet estimates that during 2005 approximately 300 million domestic and international travelers had access to LodgeNet’s interactive television systems. In addition, LodgeNet is a leading innovator in the delivery of on-demand patient education, information and entertainment to healthcare facilities. LodgeNet is listed on NASDAQ and trades under the symbol LNET.
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